Exhibit 10.17.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into on the 17th day of May, 2004, to be effective as of the 1st day of June, 2004, by and between OLD DOMINION FREIGHT LINE, INC. (the “Company”), a corporation organized and existing under the laws of the State of Virginia and having its principal office at Thomasville, North Carolina, and Earl E. Congdon (the “Executive”), an individual residing at Fort Lauderdale, Florida.

R E C I T A L S:

The Company is engaged in the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments. The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Executive has heretofore been employed by the Company as its Chairman of the Board and Chief Executive Officer. The Company desires to continue to employ the Executive as Chairman of the Board and Chief Executive Officer of the Company, and the Executive desires to continue to be employed by the Company in that capacity. Furthermore, the Company desires to provide for the Executive certain severance benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to reduce to writing the terms of their understanding and to provide for the Executive’s continued employment by the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1. DEFINITIONS. Wherever used in this Agreement, including the Recitals and this ARTICLE 1, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

1.1. “Annual Compensation” means the Executive’s Base Salary, bonuses, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for services performed for the Company to the extent the amounts are includible in the Executive’s gross income.

1.2. “Base Amount” means the Executive’s average Annual Compensation for his taxable years within the Base Period. The Base Amount shall at all times be determined in accordance with Section 280G of the Code and the Regulations issued thereunder.

1.3. “Base Period” means the period consisting of the most recent five (5) taxable years of the Executive ending before the date of the Change of Control of the Company.

1.4. “Base Salary” means the annual base salary payable to the Executive as the same may be adjusted as provided in Section 5.1. The initial Base Salary shall be $429,780.00.

1.5. “Board” means the Board of Directors of the Company.

1.6. “Business” means any business engaged in, any service provided by, or any product produced by the Company, including, but not limited to, the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments.

1.7. “Cause Exception” means the right of the Company, as described in Section 4.3, to discharge the Executive at any time For Cause.

1.8. “Change of Control” means and will be deemed to have occurred on the earliest of the following dates which occurs after June 1, 2004:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities provided, however, that the event described in this subparagraph (a) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (i) any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (ii) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; (iii) the Executive; or (iv) any member of the immediate family of the Executive until such time as the Executive provides notice to the Company that the Executive believes the beneficial ownership by such family member creates a substantial threat to corporate policy and effectiveness, which notice shall set forth a reasonable basis for such belief. For the purpose of clause (iii) above, “family” means any lineal descendent, including adoptive relationships, of Earl E. Congdon or John R. Congdon, any spouse of the foregoing and any trust established by or for the benefit of any of the foregoing; or

(b) the date when, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two (2) year period during the Term constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members the Board; or

(c) the date the shareholders of the Company approve a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d) the date the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company; or

(e) the date the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(f) the date of a filing of a petition in bankruptcy of the Company, whether voluntary or involuntary; or

(g) the date of any event which the Board determines constitutes a substantial threat to corporate policy and effectiveness.

1.9. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

1.10. “Company” means Old Dominion Freight Line, Inc., a Virginia corporation with its principal offices at Thomasville, North Carolina.

1.11. “Confidential Information” means all information concerning the business of the Company and its affiliates that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, all trade secrets, processes, specifications, data, files, computer programs and related codes, improvements, inventions, techniques, business plans, marketing plans, strategies, forecasts, methods, manner of operations, information relating to past, present and prospective customers and clients, pricing and cost information, other financial information, employee lists, personnel policies, contracts, digital intellectual property, information with respect to internal affairs, and all information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 661 §§152-162. The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, or (ii) is received by the Executive from another party that did not receive such information directly or indirectly from the Company or any of its affiliates under an obligation of confidentiality.

1.12. “Customers” means and includes any and all Persons who are customers, patrons or clients of the Company with respect to the Business and with whom the Executive either had personal contact or had knowledge that such Persons were customers, patrons or clients of the Company with respect to the Business.

1.13. “For Cause” means one or more of the following: (i) habitual intoxication by the Executive which the Board determines in good faith adversely affects the Executive’s ability to perform his duties under this Agreement; (ii) conviction of the Executive of theft, fraud or embezzlement from the Company; (iii) conviction of the Executive of a felony which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and results in material harm to the Company; (iv) any material act or omission by the Executive involving gross malfeasance or gross negligence in the performance of his duties and responsibilities to the Company to the detriment of the Company, all as determined by the Board in good faith; or (v) any diversion by the Executive for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board). For Cause shall not include the Executive’s Total Disability.

1.14. “Notice Exception” means the right, as described in Section 4.2, of either party to this Agreement to terminate the Agreement upon giving the required written notice.

1.15. “Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

1.16. “Term” means the term of the Executive’s employment under this Agreement as provided in Section 4.1.

1.17. “Termination Date” means the date the Term expires pursuant to the provisions of ARTICLE 4.

1.18. “Termination Year” means the calendar year in which the Term expires.

1.19. “Time Period” means the Term and the twenty-four-month period next following the expiration of the Term.

1.20. “Trade Area” means the United States of America.

1.21. “Total Disability” means the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the State of North Carolina selected or approved by the Board.

ARTICLE 2. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 4 of this Agreement.

ARTICLE 3. POSITION, RESPONSIBILITIES AND DUTIES.

3.1. Position and Responsibilities. During the Term (as defined in Sections 1.16 and 4.1), the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company on the conditions herein provided. The Executive shall perform such duties as are customarily performed by one holding the position of Chairman of the Board and Chief Executive Officer and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Board, consistent with his position.

3.2. Duties. In addition to having the responsibilities described in Section 3.1, during the Term, the Executive shall also serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. During the Term and except for illness, vacation periods in accordance with past practices, and leaves of absence in accordance with past practices, the Executive shall devote such of his business time, attention, skill, energies and efforts as are necessary and appropriate to enable him to faithfully perform his duties hereunder and to attend to the business and affairs of the Company and any subsidiary or affiliate of the Company. The Executive shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive’s duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. It is expressly understood and agreed that nothing in this Agreement or, in particular, this Section 3.2 shall in any way limit, restrict or prohibit the Executive’s service to or involvement with the management and operation of Old Dominion Truck Leasing, Inc.

ARTICLE 4. TERM.

4.1. Term of Employment. The Term shall commence as of June 1, 2004, and shall continue until the earliest to occur of the following: (i) the date of death of the Executive; (ii) the specified date of termination under the Notice Exception (as defined in Section 4.2); (iii) the date of termination under the Cause Exception (as defined in Section 4.3); or (iv) the date of termination as a result of the Executive’s Total Disability.

4.2. Termination by Giving Notice. Except as otherwise provided herein, if either party hereto desires to terminate the Executive’s employment, such party shall give not less than three hundred sixty-five (365) days written notice of such desire to the other party specifying the date of termination (the “Notice Exception”). Notwithstanding the foregoing, in the event the Executive desires to terminate his employment within twelve (12) months of a Change of Control, the Executive is not required to provide the Company with three hundred sixty-five (365) days notice of his desire to do so, but instead may do so by giving notice to the Company as provided in Section 4.5. In no event shall the Company invoke the Notice Exception during any period of Total Disability of the Executive.

4.3. Termination for Cause; Automatic Termination. The Company shall at all times have the right to discharge the Executive For Cause (the “Cause Exception”). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in Section 4.5. If the Company is terminating the Executive for a reason described in Section 1.13(iv) or (v), the Executive shall have thirty (30) days after notice has been given to him to cure the reason given in the notice. If the reason for the Company’s exercise of its right to terminate the Executive is timely cured by the Executive to the satisfaction of the Board, the Company’s notice shall become null and void. Nothing contained herein or in this Section 4.3 shall limit the ability of the Executive to enforce his rights under this Agreement to the extent that there is a disagreement as to the basis for the applicability of the Cause Exception or cure under the Cause Exception.

4.4. Total Disability. The Company may terminate the Executive’s employment as a result of the Executive’s Total Disability. If the Company desires to terminate the Executive as a result of his Total Disability, it shall give notice to the Executive as provided in Section 4.5.

4.5. Notice of Termination. Any termination by the Company under the Cause Exception or as a result of the Executive’s Total Disability or by the Executive by exercise of the Notice Exception within twelve (12) months of a Change of Control, shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 4.2, 4.3 and 4.4, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to the reason given for the termination of the Executive’s employment shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.6. Rights of Executive Upon Termination of Employment.

(a) Following the date the Term expires on account of one of the terminating events described in subparagraphs (ii) (termination under Notice Exception), or (iv) (termination as a result of Total Disability) of Section 4.1, the rights of the Executive shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 9 (termination compensation), 10 (covenants), 11 (attorneys’ fees), 13 (indemnification) and 21 (corporate merger).

(b) Following the date the Term expires on account of the Executive’s death as provided in subparagraph (i) of Section 4.1, the rights of the Executive’s personal representative shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 11 (attorneys’ fees), 13 (indemnification) and 21 (corporate merger).

(c) Following the date the Executive is terminated For Cause as provided in subparagraph (iii) of Section 4.1, the rights of the Executive shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 10 (covenants), 13 (indemnification) and 21 (corporate merger). In no event shall the Executive be entitled to the benefits provided in ARTICLES 9 and 11 in the event his employment is terminated by the Company For Cause.

ARTICLE 5. COMPENSATION. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation the following:

5.1. Base Salary. The Executive shall be paid for his services during the Term the Base Salary, payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The Executive’s Base Salary shall be reviewed annually in accordance with the standard payroll practices and procedures of the Company applicable to its executive officers.

5.2. Discretionary Bonus. In addition to the Base Salary provided for in Section 5.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time by the Board. Any such bonus shall be payable in the manner specified by the Board at the time any such bonus is awarded.

5.3. Incentive Bonus. In addition to the Base Salary provided for in Section 5.1, the Executive shall be entitled to participate in the Company’s executive profit-sharing bonus program (referred to sometimes as the “XPS” program) and receive such bonuses as may be awarded to the Executive from time to time under such program. Any such bonuses shall be payable in the manner specified in such program.

5.4. Special Bonus. In addition to the Base Salary provided for in Section 5.1, the Company shall pay to the Executive an annual special bonus equal to the amount necessary to pay any federal income tax, state income tax, Social Security tax, unemployment tax or other tax imposed upon the Executive as a result of the receipt of the Airplane Use Benefit (as defined in ARTICLE 6) and the special bonus provided for in this Section 5.4. For purposes of determining the amount of the special bonus, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the special bonus is paid. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 - Highest marginal rate of federal income taxation for individuals)) X (Highest marginal rate of North Carolina income taxes for individuals in the calendar year in which the special bonus is paid).

The amount of the special bonus shall be determined by the Company’s outside, independent accountants. The determination of the accounting firm shall be final and binding on the Company and the Executive. The special bonus shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each calendar year during the Term.

5.5. Other Plans. In addition to the Base Salary and bonuses provided for in Sections 5.1, 5.2, 5.3 and 5.4, the Executive shall be entitled to participate in any other bonus or incentive plans of the Company (whether now in existence or hereinafter established) in which other senior executives of the Company are entitled to participate.

ARTICLE 6. REIMBURSEMENT OF EXPENSES AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term, the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. The Company further agrees to furnish the Executive during the Term with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. The Company further agrees that the Executive may use during the Term the Company’s airplane or airplanes for personal use in accordance with the Company’s past practices with respect to the Executive (the “Airplane Use Benefit”). The Company further agrees to pay on behalf of the Executive during the Term the membership dues and initiation fees for the Executive’s membership in a private club or clubs in accordance with the Company’s past practices with respect to the Executive. The Company further agrees to provide the Executive during the Term with an automobile for his use.

ARTICLE 7. VACATION AND SICK LEAVE. The Executive shall be entitled to vacation and sick leave during the Term, commensurate with his position and in accordance with the Company’s past practices with respect to the Executive. The Executive shall continue to receive the compensation provided for in ARTICLE 5 during the time of his vacation and sick leave.

ARTICLE 8. OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any and all retirement, medical, dental, vision, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its senior executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 8 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

ARTICLE 9. TERMINATION COMPENSATION. If the Executive’s employment is terminated by the Company by exercise of the Notice Exception or by the Executive by exercise of the Notice Exception, and such exercise, whether initiated by the Company or the Executive, occurs within twelve (12) months of a Change of Control, the Executive shall be entitled to receive in a lump sum (i) any compensation due but not yet paid through the Termination Date, plus (ii) an amount equal to one dollar less than three (3) times his Base Amount. If the Executive’s employment is terminated by the Company or the Executive by exercise of the Notice Exception, and such termination, whether initiated by the Company or the Executive, does not occur within twelve (12) months of a Change of Control, or the Executive’s employment is terminated due to the Executive’s death or Total Disability or by the Company For Cause, the Executive shall only be entitled to receive in a lump sum any compensation due but not yet paid through the Termination Date. Any amounts payable to the Executive pursuant to this ARTICLE 9 shall be paid within thirty (30) days of the Termination Date. In the event the Executive dies prior to receiving any or all of the amounts to which he is due pursuant to this ARTICLE 9, then such amounts shall be payable to his surviving spouse. If the Executive dies without a surviving spouse, no additional amounts shall be payable pursuant to this ARTICLE 9 following his death.

ARTICLE 10. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and, except as otherwise provided in this ARTICLE 10, following the termination of the Executive’s employment:

10.1. Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 10.1.

10.2. Confidential Information. The Executive acknowledges that all Confidential Information has a commercial value in the Company’s Business and is the sole property of the Company. The Executive agrees that he shall not disclose or reveal, directly or indirectly, to any unauthorized person any Confidential Information, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company or as may be required by law.

10.3. Noncompetition and Non-Solicitation. The Executive acknowledges and agrees that during the course of his employment with the Company, he has acquired valuable information as to the nature and character of the Business and requirements of the Customers, which information is unique and proprietary to the Company. The Executive covenants and agrees that during the Time Period he will not, directly or indirectly, on behalf of himself or on behalf of any Person: (i) call upon any of the Customers for the purpose of providing services or solicit, divert or take away or attempt to solicit, divert or take away any of the Customers; (ii) induce or attempt to induce any Customer to patronize any Person that is engaged in a business similar to the Business; (iii) engage in any business within the Trade Area which is similar to the Business; and (iv) induce or attempt to induce any employee of the Company to leave the employ of the Company. In addition, during the Time Period and within the Trade Area, the Executive shall not be (a) the owner of an equity or ownership interest in any Person, (b) an officer, director or employee of any Person or (c) a consultant to any Person which conducts the Business.

10.4. Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 10, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

10.5. Reasonableness of Restrictions. The Executive and the Company have each carefully read the provisions of this ARTICLE 10 and, having done so, agree that the restrictions set forth in this ARTICLE (including, but not limited to, the Time Period restriction and the Trade Area restriction set forth in this ARTICLE 10) are fair and reasonable and are reasonably required for the protection of the Company’s interests. Notwithstanding the foregoing, in the event any part of the covenants set forth in this ARTICLE 10 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this ARTICLE 10 relating to Time Period and/or Trade Area shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical areas of restriction that such court deems reasonable and enforceable.

10.6. Accounting for Profits. The Executive covenants and agrees that, if any of the covenants or agreements under this ARTICLE 10 are violated by the Executive, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that the Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law, in equity or under this Agreement.

ARTICLE 11. ATTORNEYS’ FEES. In the event that the Executive incurs any attorneys’ fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Executive be entitled to receive the benefits provided for in this ARTICLE 11 in the event his employment is terminated by the Company For Cause.

ARTICLE 12. DECISIONS BY COMPANY. Any powers granted to the Board hereunder may be exercised by the Compensation Committee of the Board. Such Committee shall have general responsibility for the administration and interpretation of this Agreement.

ARTICLE 13. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the fullest extent permitted by applicable law in respect of any judgments, fines, settlements, losses, costs or expenses (including reasonable attorneys’ fees) of any nature related to or arising out of, or in connection with, his activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under and indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 14. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the

Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 15. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 16. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 16 shall preclude the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 17. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 18. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 19. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Executive hereby submits to personal jurisdiction in the State of North Carolina. The Executive and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Executive and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

ARTICLE 20. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 21. MERGER OR CONSOLIDATION. The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 22. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 23. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

ARTICLE 24. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)	If to the Executive:

Earl E. Congdon
c/o Old Dominion Freight Line, Inc.
500 Old Dominion Way
Thomasville, North Carolina 27360
Fax Number: (336) 822-5289

With a copy to:

Earl E. Congdon
20 Harborage Isle
Fort Lauderdale, Florida 33316
Fax Number:

(b)	If to the Company:

Old Dominion Freight Line, Inc.
Attention: General Counsel
500 Old Dominion Way
Thomasville, North Carolina 27360
Fax Number: (336) 822-5289

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 24. Delivery of any notice, request, demand or other communication by telefacsimile shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

ARTICLE 25. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 25 may not be waived except as herein set forth.

ARTICLE 26. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 27. MITIGATION. The Executive shall not be required to mitigate the amount of the payment provided for in ARTICLE 9 by seeking other employment or otherwise, and, any payment or benefit to be provided to the Executive pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by the Executive at any time before or after the termination of the Executive’s employment.

ARTICLE 28. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

/s/ Earl E. Congdon (SEAL)
WITNESS:	Earl E. Congdon

/s/ Alice Gibson
OLD DOMINION FREIGHT LINE, INC.

	By:	/s/ David S. Congdon
Attest:		President

/s/ Joel B. McCarty, Jr.
Secretary
COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
OLD DOMINION FREIGHT LINE, INC.

	By:	/s/ Franz F. Holscher
Chairman

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